Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2009, except as to the condensed consolidating financial information described in Note 23, which is as of November 24, 2009, relating to the consolidated financial statements, which appears in Spirit AeroSystems Holdings Inc.’s Current Report on Form 8-K dated November 24, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Saint Louis, Missouri
November 24, 2009